Taminco Corporation Announces First Quarter 2013 Results

ALLENTOWN, Pa., May 14, 2013 /PRNewswire/ -- Taminco Corporation ("Taminco" or the "Company") (NYSE: TAM), the world's largest integrated producer of alkylamines and alkylamine derivatives for use in the manufacturing of everyday products, today announced results for its first quarter of 2013.

Fiscal 2013 First Quarter Financial Highlights

  Volume increased 7% to 144K tons
  Net Sales grew 10% to a record $310 million
  Adjusted EBITDA grew to a near record $66 million
  Net Income of $8 million

Continued Execution of Business Strategy Boosts Adjusted EBITDA Growth

"The first quarter of 2013 proved to be another strong quarter for our Company and we are pleased to again report consistent improvement in our operating and financial performance as a result of capitalizing on key fundamental drivers in our end-markets and the successful execution of numerous recent growth projects, in particular in North America," said Taminco Chief Executive Officer Laurent Lenoir. "We are also very pleased to have successfully completed our initial public offering in April, which provides our organization with greater financial flexibility as we pursue multiple growth initiatives globally," added Lenoir.

For the quarter ended March 31, 2013, the Company achieved record quarterly net sales of $310 million, an improvement of $27 million, or 10%, compared to $283 million in the corresponding period of 2012. This increase was primarily due to volume growth, product mix, and pricing, on the back of growing demand and the contribution from the recent investments in derivatives in the U.S. Demand was primarily driven by sales growth in our most important end-markets: personal & home care, agriculture, energy, animal nutrition, and water treatment.

On a regional basis, 50% of our volume was sold in North America, 36% of our volume in Europe, and 14% of our volume in the emerging markets (6% in Latin America and 8% in Asia). The Company experienced solid growth in the Americas while Europe improved slightly and Asia remained stable.

Adjusted EBITDA for the three months ended March 31, 2013 was $66 million, compared to $64 million in the pro forma period ended March 31, 2012. Adjusted EBITDA expanded during the quarter despite incremental fixed costs associated with strengthening the organization to support both the significant capacity we recently added in the U.S. and the anticipated near-term strategic projects as part of our long-term growth plan.

Commenting further, Lenoir said, "Our strong volume growth is a reflection of our focus on stable high-growth end-markets benefiting from 'mega trends'. In addition, our performance in Europe continues to outperform the broader economic environment, which is a testament to the resilience of our end markets. Looking forward, we have a long-term path to create significant value for Taminco's stakeholders."

Quarterly Segment Results

Functional Amines

Volume in the Functional Amines segment was 76 kT for the quarter ended March 31, 2013, which was an increase of 3 kT or 4% from the corresponding period in 2012. The improvement was primarily due to growth in agriculture with a strong corn herbicide U.S. market and overall healthy growth in most of our end markets. Adjusted EBITDA from the Functional Amines segment rose by $2 million to $32 million for the three months ended March 31, 2013 from $30 million in the pro forma period ending March 31, 2012.

Specialty Amines

Volume in the Specialty Amines segment expanded by 16% or 8 kT to 57 kT for the quarter ended March 31, 2013, compared to the corresponding period of 2012. The growth was due primarily to demand for surfactant products serving the agriculture and personal & home care markets, which our new DIMLA unit at our Pace Florida facility supplied, as well as growth in other surfactants, and our animal nutrition and energy markets. Adjusted EBITDA from the Specialty Amines segment rose by $1 million to $22 million for the three months ended March 31, 2013 from $21 million in the pro forma period ending March 31, 2012.

Crop Protection

Volume in Crop Protection for the quarter ended March 31, 2013 contracted by 15% or 2 kT to 11 kt compared to the corresponding period in 2012. In Europe, the growing season was delayed in some areas due to the cold weather. Growth in fungicides was offset by a decrease in our formulation business. Adjusted EBITDA derived from the Crop Protection segment decreased by $1 million to $12 million for the three months ended March 31, 2013 from $13 million in the pro forma period ending March 31, 2012.

Balance Sheet and Cash Flow

As of March 31, 2013, the Company had cash and cash equivalents of approximately $94 million.

The Company's total indebtedness as of March 31, 2013 consisted of $498 million in Term Loan Facilities, $400 million in Senior Secured Notes, $248 million in Senior PIK Toggle Notes. Net debt totaled $1,052 million as of March 31, 2013.

The Company generated operating cash flow of $49 million for the three months ended March 31, 2013. The Company defines operating cash flow as cash generated from operations. Capital expenditures were $12 million for the three months ended March 31, 2013. We remain on track with our Methylamine extension project in Pace and expect to start construction towards the end of the second quarter of 2013.

Outlook for FY '13

"The year is off to a positive start. Performance was strong across most of our businesses given the nature of our end-markets, but we did feel some softness at the end of the quarter largely due to adverse weather which negatively affected our Crop Protection business. Regarding the outlook for the full year, we expect Adjusted EBITDA for FY '13 to reach another record level as we expect continued execution and contributions from our recent capital projects and growth from our strong end-markets," Lenoir commented.

Initial Public Offering ("IPO" or the "Offering")

In April 2013, the Company completed its IPO of 15,789,474 shares. The Company has granted the underwriters a 30-day option to purchase up to 2,368,421 additional shares at the IPO price less underwriting discounts and commissions. The Company intends to use the net proceeds from the Offering to redeem the outstanding 9.125% Senior PIK Toggle Notes due 2017, pay the redemption premiums and accrued interest in connection with the redemption of the foregoing indebtedness, and pay other transaction related fees and expenses.

Conference Call

As previously announced, the Company will host a conference call to discuss first quarter 2013 results before the market open on Tuesday, May 14, 2013 at 8:00 a.m. (Eastern Time). A slide presentation for the call will be available on the Investors section of the Company's Web site at www.taminco.com. The conference call can be accessed live over the phone by dialing 1-877-407-4018, or for international callers, 1-201-689-8471. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 413190. The replay will be available until May 21, 2013.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.taminco.com. The on-line replay will be available for a limited time beginning immediately following the call.

To learn more about Taminco, please visit the company's Web site at www.taminco.com. Taminco uses its Web site as a channel of distribution of material company information. Financial and other material information regarding Taminco is routinely posted on the company's Web site and is readily accessible.

About Taminco Corporation

Taminco is the world's largest integrated producer of alkylamines and alkylamine derivatives. Our products are used by customers in the manufacture of a diverse array of everyday products for the agriculture, water treatment, personal & home care, animal nutrition and oil & gas end-markets. Our products provide these goods with a variety of ancillary characteristics required for optimal performance. We currently employ about 800 people and operate in 19 countries with seven production facilities in the US, Europe and Asia.

FORWARD-LOOKING STATEMENTS

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as "anticipate," "expect," "suggests," "plan," "believe," "intend," "estimates," "targets," "projects," "should," "could," "would," "may," "will," "forecast," and other similar expressions. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section of the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission and subsequent filings by the Company. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update one or more forward-looking statements, there should be no inference that we will make additional updates with respect to those or other forward-looking statements.

TAMINCO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In Millions, except share amounts) (Unaudited)

	Successor		Predecessor
	Three Months	Three Months	January 1
	Ended	Ended	through
	March 31,	March 31,	February 14,
	2013	2012	2012

Net Sales	$ 310	$ 139	$ 144
Cost of Sales	253	131	111
Gross Profit	57	8	33
Selling, general and administrative expense	15	8	66
Research and development expense	3	3	1
Other operating expense	2	40	1
Operating income (loss)	37	(43)	(35)
Interest expense	24	11	8
Other non-operating (income) expense, net	(2)	4	2
Income (loss) before income taxes and equity in earnings	15	(58)	(45)
Income tax expense (benefit)	6	(16)	9
Income before results from equity in losses	9	(42)	(54)
Equity in losses of unconsolidated entities	1	1	-
Net income (loss) for the period	$ 8	$ (43)	$ (54)

Net income (loss) per common share:
Basic	$ 0.16	$ (0.88)	$ (0.05)
Diluted	$ 0.16	$ (0.88)	$ (0.05)
Weighted average number of common shares outstanding:
Basic	49,280,729	49,009,139	1,000,000,000
Diluted	49,520,563	49,009,139	1,000,000,000

TAMINCO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In Millions) (Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$ 94	$ 67
Trade receivables, net of allowance for doubtful accounts of $1.6 and $1.9 in 2013 and 2012, respectively	85	73
Related parties receivables	-	1
Inventories	116	126
Deferred income taxes	5	4
Prepaid expenses and other current assets	17	13
Income tax receivable	1	13
Total current assets	318	297
Property, plant and equipment, net	431	434
Equity method investment	19	20
Intangible assets, net	563	586
Goodwill	447	453
Capitalized debt issuance costs	56	57
Total assets	$ 1,834	$ 1,847

Liabilities and Equity
Current liabilities:
Current installments of long-term debt	$ 6	$ 6
Trade payables	82	80
Income taxes payable	-	4
Other current liabilities	58	51
Deferred income taxes	-	2
Total current liabilities	146	143
Long-term debt	1,148	1,155
Deferred income taxes	244	249
Long-term pension and post employment benefit obligations	16	16
Other liabilities	9	13
Total liabilities	1,563	1,576

Common stock ($0.001 par value, 90,824,000 shares authorized, 49,438,727 shares issued and outstanding at March 31, 2013; 49,188,071 shares authorized and issued at December 31, 2012)	—	—
Additional paid-in capital	301	298
Retained earnings	(20)	(28)
Accumulated other comprehensive income/(loss)	(10)	1
Total stockholders' equity	271	271
Total liabilities and equity	$ 1,834	$ 1,847

TAMINCO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In Millions) (Unaudited)

	Successor		Predecessor
	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	January 1 through February 14, 2012

Cash flows provided by operating activities
Net income (loss)	$ 8	$ (43)	$ (54)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	28	12	7
Deferred tax provision	(4)	(14)	5
Other non-cash adjustments:
Posting share options	-	-	60
Loss from equity method investment	1	1	-
Amortization of debt-related costs	2	-	-
Accrued interest on related party loans	-	-	5
Net change in assets and liabilities:
(Increase)/Decrease in accounts receivable	(13)	(21)	11
(Increase)/Decrease in inventories	9	(1)	5
Increase/(Decrease) in accounts payable	4	2	15
(Increase)/Decrease in other current assets	8	6	(3)
Increase/(Decrease) in other current liabilities	10	(25)	6
Increase/(Decrease) in other non-current liabilities	(4)	6	(13)
Net cash flows provided by (used for) operating activities	49	(77)	44

Cash flows used in investing activities
Acquisition of Taminco Group Holdings S.a.r.l., net of cash acquired	-	(155)	-
Purchase of property, plant and equipment	(12)	(10)	(6)
Purchase of intangible assets	(1)	(1)	-
Net cash flows used in investing activities	(13)	(166)	(6)

Cash flows used in financing activities
Proceeds from borrowings	-	908	-
Repayments of borrowings	(1)	(1,121)	-
Capital contribution	-	540	-
Return of capital to shareholders	(7)	-	-
Sale of common stock	3	-	-
Payments of debt issuance costs	(2)	(51)	-
Net cash flows from / (used in) financing activities	(7)	276	-

Effect of exchange rate change on cash and cash equivalents	(2)	1	2
Net increase / (decrease) in cash and cash equivalents	29	33	38
Cash and cash equivalents, beginning of period	67	-	131
Cash and cash equivalents, end of period	$ 94	$ 34	$ 171

Supplemental Cash Flow Information:
Interest paid	$ 5	$ -	$ 1
Income tax payments, net	$ 2	6	-

NON-GAAP FINANCIAL MEASURES: ADJUSTED EBITDA

We present Adjusted EBITDA to enhance a prospective investor's understanding of our results of operations and financial condition. EBITDA consists of profit for the period before interest, taxation, depreciation and amortization. Adjusted EBITDA consists of EBITDA and eliminates (i) transaction costs, (ii) restructuring charges, (iii) foreign currency exchange gains/losses, (iv) non-cash equity in earnings/losses of unconsolidated affiliates net of cash dividends received, (v) stock option compensation and (vi) sponsor management and director fees and expenses (successor period only). We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted EBITDA for the three month periods ended March 31, 2013 and 2012 are calculated in the same manner.

We believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated results of operations. Adjusted EBITDA is a measure used by our management, including our chief operating decision maker, to perform such evaluation, and is a factor in measuring compliance with debt covenants relating to certain of our borrowing arrangements, including our Senior Secured Credit Facilities and the indenture governing our Notes.

You should not consider Adjusted EBITDA in isolation or as an alternative to (a) operating profit or profit for the period (as reported in accordance with U.S. GAAP), (b) cash flows from operating, investing and financing activities as a measure to meet our cash needs or (c) any other measures of performance under generally accepted accounting principles. You should exercise caution in comparing Adjusted EBITDA as reported by us to similar measures of other companies. In evaluating Adjusted EBITDA, you should be aware that we are likely to incur expenses similar to the adjustments in this presentation in the future and that certain of these items could be considered recurring in nature. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by non-recurring items.

The following table provides reconciliations of net income (loss) to Adjusted EBITDA for the periods presented:

TAMINCO CORPORATION RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA ($ in millions)

	Predecessor	Successor	Pro forma	Actual

	January 1, 2012 – February 14, 2012	Three Months ended March 31, 2012	Three Months ended March 31, 2012	Three Months ended March 31, 2013

Net income	($54)	($43)	($13)	$8
GAAP Income Taxes	9	(16)	(1)	6
Net Interest Expense & Def Fin. Fees	8	11	20	24
Operating Depreciation & Amortization	7	2	6	8
Acquisition Related Depreciation		10	20	20
EBITDA	($30)	($36)	$32	$66

Transaction related costs	-	67	$29	-
Foreign exchange gains/losses	-	1	1	(2)
Joint-Venture Investment	-	1	1	1
Employee stock comp. charges	60	-		-
Apollo management fee	-	1	1	1
Adjusted EBITDA	$30	$34	$64	$66

CONTACT: Taminco Corporation, Investor Relations Inquiries: investorrelations@taminco.com, 610.366.6925